Exhibit 99.1

For Immediate Release

BSD Medical Enters India Medical Market with Appointment of First Distributor

SALT LAKE CITY, Utah, February 19, 2009—BSD Medical Corporation (NASDAQ:BSDM) today announced that the company has appointed Meditron Healthcare Systems Private Limited as its first distributor for hyperthermia cancer treatment systems in India. This company has a strong background in the field of oncology and has established contacts with many of the country’s leading oncologists.   Meditron Healthcare Systems is currently working with a number of hospitals in order to bring the first BSD Medical systems into the country.

Dr. Nagraj Huigol, the National Secretary of the Association of Hyperthermic Oncology and Medicine (in India), has stated that “hyperthermia could be beneficial even for those suffering from resistant cancers. In fact a combination of the conventional mode of treatment and hyperthermia could create wonders if handled aptly.” Dr. Nagraj appealed to the central and state governments of India to set up prominent medical centers for the benefit of those cancer patients who have lost all hope.

India is the second most populous country in the world with over 1.1 billion people.  More than 800,000 people in India are diagnosed with cancer every year, and more than 400,000 die from the disease annually. Of these, lung cancer (250,000 cases) cervical cancer (126,000 cases) and breast cancer (80,000 cases) are the most prevalent. About 70% of the cases are diagnosed when the cancer is in an advanced T3 or T4 stage, where the use of hyperthermia therapy may be particularly implied for some cancers.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.